UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A
(Amendment No. 1)

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 16, 2007

Medarex, Inc.

(Exact name of registrant as specified in its charter)

New Jersey	0-19312	22-2822175
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

707 State Road, Princeton, N.J.	08540-1437
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (609) 430-2880

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

The purpose of this Current Report on Form 8-K/A is to amend the Current Report on Form 8-K filed by Medarex, Inc., or Medarex, on May 16, 2007 to reflect that on June 26, 2007, the Compensation and Organization Committee of the Board of Directors, or the Compensation Committee, approved the grants of restricted stock and stock options described below to Howard H. Pien, who commenced employment as Medarex’s President and Chief Executive Officer on June 14, 2007, or the Start Date, and to correct the description of the vesting for the performance shares, as described below.  Such restricted stock and stock options were granted under Medarex’s 2005 Equity Incentive Plan.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On May 16, 2007, Medarex, Inc., or Medarex, entered into a letter agreement, or the Letter Agreement, with Howard H. Pien, which sets forth the terms of his employment with Medarex as Medarex’s President and Chief Executive Officer, commencing June 14, 2007. The Letter Agreement has an initial term, or Term, of three (3) years.

Mr. Pien, age 49,  was the Chairman and Chief Executive Officer and a Director of Chiron Corporation, a biopharmaceutical company involved in three healthcare markets: blood testing, vaccines, and biopharmaceuticals, from April 2003 until Chiron’s merger with Novartis in April 2006.  Since April 2006, Mr. Pien has been performing consulting services relating to technology assessments and due diligence relating to acquisitions.  He joined Chiron from GlaxoSmithKline, where he held roles of increasing responsibility for the commercial operations of the company’s worldwide pharmaceuticals business, culminating in his tenure as President, Pharmaceuticals International from December 2000 to March 2003.  Mr. Pien previously held key positions in SmithKline Beecham’s pharmaceuticals business in the United States, the United Kingdom, and North Asia, culminating in his tenure as President, Pharmaceuticals-North America.  Prior to joining SmithKline Beecham, he worked six years for Abbott Laboratories and five years for Merck & Co., in positions of sales, market research, licensing and product management.  Mr. Pien currently serves as a director of ViroPharma Incorporated and of Immunogen, Inc., each a publicly traded biotechnology company and of Oakland Children’s Hospital & Research Center, an independent children’s hospital in Northern California.

The Letter Agreement is filed as an exhibit to the Current Report on Form 8-K filed on May 16, 2007, the full terms of which are incorporated by reference herein.  The description of the Letter Agreement does not purport to be complete and is qualified in its entirety by reference to the copy filed as Exhibit 10.1 to the Current Report on Form 8-K filed on May 16, 2007 to which this amendment relates.

The Letter Agreement provides, in part, as follows:

Cash Compensation

Mr. Pien will be paid a base salary of $750,000 annually, and, if performance targets are satisfied, may be awarded a cash bonus equal to $750,000, with a maximum bonus of $1,125,000, if his and Medarex’s performance substantially exceeds targeted levels.  There is no guaranteed minimum level of bonus.  In 2007, Mr. Pien’s bonus, if any, will be prorated.

Equity Compensation

Under Medarex’s 2005 Equity Incentive Plan, or the Plan, and in accordance with Medarex’s Policy and Procedures for the Granting of Stock Options and Other Equity-Based Incentives, or the Policy, Mr. Pien will be granted the following, effective June 29, 2007:

1.               An inducement grant of 50,000 restricted shares of Medarex’s common stock, or inducement grant, with 25,000 shares vesting on the one-year anniversary date of Mr. Pien’s start date of employment with Medarex, or the Start Date, and 25,000 shares vesting on the two-year anniversary of the Start Date;

2.               A stock option for 500,000 shares of Medarex’s common stock, or initial option grant, with a term of ten years, with 166,667 shares vesting on each of the one-year and two-year anniversaries of the Start Date and 166,666 shares vesting on the three-year anniversary of the Start Date;

3.               175,000 restricted shares of Medarex’s common stock, or initial restricted stock grant, with 87,500 shares vesting on the two-year anniversary of the Start Date and 87,500 shares vesting on the three-year anniversary of the Start Date; and

4.               75,000 shares of Medarex’s common stock, or performance stock grant, vesting on the five-year anniversary of the Start Date; provided, however, if the price of Medarex’s common stock equals or exceeds $26 per share for the 20 consecutive trading days immediately preceding the three-year anniversary of the Start Date, then 25,000 shares will vest on such three-year anniversary of the Start Date and provided further if the price of Medarex’s common stock equals or exceeds $26 per share for the 20 consecutive trading days immediately preceding the four-year anniversary of the Start Date, then any shares not yet vested will immediately vest on the four-year anniversary of the Start Date.

The exercise price for the stock options will be the average of the high and low prices of Medarex’s common stock on June 29, 2007.

Relocation Expenses

Mr. Pien is entitled to receive reimbursement for the following relocation expenses:

1.               Reimbursement for direct route transportation, packing, moving of household goods and automobiles and temporary storage, if needed;

2.               Up to three (3) roundtrips to the Princeton, New Jersey area in preparation for the move;

3.               Temporary housing in the Princeton, New Jersey area for up to two months;

4.               Customary closing costs (e.g., real estate commissions, legal, recording fees, etc.), on the sale of either Mr. Pien’s (1) San Francisco, CA home or (2) Mr. Pien’s Cherry Hill, NJ home and coverage of miscellaneous additional relocation expenses; and

5.               Closing costs (excluding points) on the purchase of a new home in the Princeton, New Jersey area, up to 3% of the purchase price, if purchased within 12 months of the anniversary date.

If Mr. Pien resigns for any reason other than Good Reason (as defined in the Letter Agreement) or is terminated for Cause (as defined in the Letter Agreement) at any time before the two-year anniversary of the Start Date, he has agreed to return a pro-rata portion of all of the above reimbursed relocation amounts.

Payments Upon Termination

In the event of Mr. Pien’s death or disability, or termination of employment due to Cause or without Good Reason (each as defined in the Letter Agreement), Mr. Pien will be entitled to all earned or vested compensation and benefits through the date of termination.  If Mr. Pien’s employment is terminated by Medarex other than for Cause or if he terminates his employment for Good Reason, other than in a Change in Control (as defined in the Letter Agreement), Mr. Pien will receive:

1.               Base salary for a period of two (2) years following the termination date;

2.               Two (2) times his targeted level bonus for the year during which his termination occurs;

3.               Payment of his health premiums for him and his eligible dependents, until the earlier of (i) two (2) years after the termination date, or (ii) the first date that he is covered under another employer’s health benefit program providing substantially the same or better benefit options to him without exclusion for any pre-existing medical condition;

4.               Payment of life insurance premiums for him until the earlier of (i) two (2) years after the termination date, or (ii) his acceptance of employment from a successor employer;

5.               Payment of defined excise taxes imposed on Mr. Pien as a result of any payment, acceleration of stock options, restricted shares or other equity awards or other benefit made or provided to him under the Letter Agreement; and

6.               All unvested stock options granted to Mr. Pien pursuant to the initial option grant will immediately vest. In addition, any restricted stock granted to Mr. Pien pursuant to the initial restricted stock grant that would have vested during the eighteen (18) months following the date of termination will also vest.  Any unvested stock options or restricted stock that would have vested during the twenty-four (24) months following the date of termination from future annual awards granted to Mr. Pien will also vest.

In the event of a Change in Control and Mr. Pien’s employment is terminated without Cause or with Good Reason, Mr. Pien will be entitled to the compensation and benefits described in the paragraphs number 1-5 above and, in addition, he will be entitled to (i) the immediate vesting of any unvested stock options and restricted stock granted pursuant to the inducement grant, initial option grant, initial restricted stock grant, performance grant and future annual grants, and (ii) an amount (pro rated for the number of days worked in the year of termination) equal to the greater of (x) his targeted bonus for the year during which his employment is terminated (but not less than 100%) and (y) his prior year’s bonus.

Medarex issued a press release on May 16, 2007, which is attached as Exhibit 99.1 to the Current Report on Form 8-K filed on May 16, 2007 to which this amendment relates, regarding the recent management appointment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Medarex, Inc.

Date: July 2, 2007	/s/ Christian S. Schade
Christian S. Schade
Senior Vice President and Chief Financial Officer